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                                                                   EXHIBIT 12.01
              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
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                                                                                   NINE MONTHS
                                                                                      ENDED
                                        YEAR ENDED MARCH 31,                      DECEMBER 31,
                          ----------------------------------------------------  ------------------
                            1989       1990       1991       1992       1993      1992      1993
                          ---------  ---------  ---------  ---------  --------  --------  --------
Loss before Income Tax-
 es, Extraordinary Loss
 and Cumulative Effect
 of Change in Accounting
 Principle..............  $(123,645) $(156,939) $(141,360) $(121,605) $(99,766) $(71,902) $(72,288)
Add:
Fixed Charges, Excluding
 Capitalized Interest...    114,889    157,045    167,249    168,909   170,376   124,385   140,964
Equity in Net Loss of
 Olympus Joint Venture
 Partnership............         --     25,357     61,975     52,718    46,841    36,309    23,408
Minority Interest in Net
 Loss of Subsidiary.....       (261)      (122)        --         --        --        --        --
                          ---------  ---------  ---------  ---------  --------  --------  --------
Net Earnings (Loss)
 Available for Fixed
 Charges................     (9,017)    25,341     87,864    100,022   117,451    88,792    92,084
                          ---------  ---------  ---------  ---------  --------  --------  --------
Fixed Charges:
 Interest Expense.......    111,331    150,263    163,637    164,839   164,859   120,318   136,757
 Capitalized
   Interest.............      3,173      2,908      2,992      1,498     1,009       922     1,008
 Amortization of Debt
   Issuance Costs.......      2,561      5,500      2,304      2,781     4,155     3,116     3,264
 Interest Portion of
  Rent Expense..........        997      1,282      1,308      1,289     1,362       951       943
                          ---------  ---------  ---------  ---------  --------  --------  --------
Total Fixed Charges.....    118,062    159,953    170,241    170,407   171,385   125,307   141,972
Ratio of Earnings to
 Fixed Charges..........         --        .16        .52        .59       .69       .71       .65
Deficiency in Earnings
 Required to Cover Fixed
 Charges................  $ 127,079  $ 134,612  $  82,377  $  70,385   $53,934   $36,515   $49,888
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